EXHIBIT 3(i)

ARTICLES OF INCORPORATION

AMENDMENT TO BY-LAWS

OF

ALFA CORPORATION

ALFA CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

That at a meeting of the Board of Directors of the Corporation, a resolution was duly adopted setting forth a new Article XI to the By-Laws of the Corporation regarding officer and director indemnity as follows:

ARTICLE XI:

(a)	The corporation shall indemnify its directors and officers to the full extent required or permitted by the Delaware General Corporation Law, as such Delaware General Corporation Law now or hereafter exists.

(b)	The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Corporation, any director or officer who is or was serving at the request of the Corporation as a director, officer, partner or employee of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney’s fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)	To the extent that a director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b), or in defense of any clam, issue or matter therein, he shall be indemnified against expense (including attorneys’ fees) actually and reasonably incurred by him in connection therewith, notwithstanding that he has not been successful on any other claim, issue or matter in any such action, suit or proceeding.

(d)	Any indemnification under subsections (a) and (b) (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b). (If such applicable standard of conduct has been met, then indemnification shall be provided.) Such determination shall be made promptly following a request made to the Corporation by any person requesting indemnification (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion.

(e)	Expenses (including attorney’s fees) incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding under receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this section. Such expenses incurred by other employees may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.

(f)	The indemnification and advancement of expenses provided for, or granted pursuant to, other subsections of this section shall not be deemed exclusive of and may be in addition to any other rights to which those seeking indemnification or advancement of expenses may be entitled under any statute, rule of law, provision of bylaw, agreement, vote of disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

(g)	The Corporation may, in management’s discretion and in a manner and upon terms deemed appropriate by management, indemnify its agents and employees who are not officers or directors, to the extent permitted by law.

(h)	For purposes of this section, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers or employees so that any person who is or was a director, officer or employee of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(i)	The Corporation shall have the power but not be obligated to purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner or employee of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Section.

(j)	For purposes of this Section, references to “other enterprises” shall include employee benefit plans; and references to “serving at the request of the Corporation” shall include any service as a director, officer or employee of the Corporation which imposes duties on, or involves services by, such director, officer or employee with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Section.

(k)	The indemnification and advancement of expenses provided by or granted pursuant to this Section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of the heirs, executors and administrators of such person.

(l)	The indemnification provided in this Section is supplemental to the indemnification provided in Section 6.5 of the Corporation’s certificate of incorporation, as amended. Thus, to the extent the indemnification provided in this Section is broader than the indemnification provided in Section 6.5 of the certificate of incorporation, as amended, or to the extent the indemnification provided in Section 6.5 of the certificate of incorporation is broader than the indemnification provided herein, it is intended that indemnification shall be granted by the Corporation to the fullest extent permitted by law and permitted by the broader of the two.

(m)	The right to be indemnified or to the advancement or reimbursement of expenses (i) is a contract right based upon good and valuable considerations, pursuant to which the person entitled thereto may sue as if these provisions were set forth in a separate written contract between such person and the Corporation, and (ii) is and is intended to be retroactive and shall be available as to events occurring prior to the adoption of these provisions, and (iii) shall continue after any rescission or restrictive modification of such provisions as to events occurring prior thereto.

(n)	To the extent any provision, clause or paragraph of this Section shall be deemed by any court to be invalid or unenforceable, such invalidity or unenforceability shall not impair the validity or enforceabilty of the remainder of this Section

(o)	Notwithstanding anything to the contrary contained herein, this indemnity shall be excess as to all insurance coverages available to such director, officer or employee.

IN WITNESS WHEREOF, said Alfa Corporation has caused this Amendment to the By-Laws to be executed by its President and attested by its Secretary, this 24th day of February, 2003.

ATTEST:		ALFA CORPORATION

BY:	/s/ H. AL SCOTT	BY:	/s/ JERRY A. NEWBY
	Its Secretary		Its President

(SEAL)